SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [x]
Filed by a party other than the Registrant [ ]

Check the appropriate box:
[ ]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[x]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Rule 240.14a-11(c) or Rule 240.14a-12

                        All American Semiconductor, Inc.

 ................................................................................

                (Name of Registrant as Specified In Its Charter)

 ................................................................................

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                  applies:

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                  computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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

                        ALL AMERICAN SEMICONDUCTOR, INC.

                              --------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                          To be held on August 22, 2001

                              --------------------

To:  The shareholders of All American Semiconductor, Inc.

The annual meeting of the shareholders of All American Semiconductor, Inc. (the "Company"), a Delaware corporation, will be held on Wednesday, August 22, 2001, at 10 A.M., California local time, at the Courtyard by Marriott, 1727 Technology Drive, San Jose, California, for the following purposes:

1. to elect two directors to serve on the Board of Directors until the 2004 annual meeting of shareholders or until election and qualification of their respective successors;
2. to approve the increase in the number of shares of common stock reserved for issuance under the Company's Employees', Officers', Directors' Stock Option Plan as previously amended and restated (the "Option Plan") to 1,100,000 shares;
3. to approve the increase in the number of nonqualified stock options to purchase shares of common stock automatically awarded to each nonemployee director on the date of each annual meeting of the shareholders of the Company under the Company's 2000 Nonemployee Director Stock Option Plan (the "Director Stock Option Plan") to 1,000 shares;
4. to ratify the selection of Lazar Levine & Felix LLP as the Company's independent public accountants for the year ending December 31, 2001; and
5. to consider and act upon such other matters as may properly come before the annual meeting or any and all postponements or adjournments thereof.

Only shareholders of record at the close of business on Wednesday, July 11, 2001, will be entitled to notice of and to vote at the meeting or at any adjournments or postponements thereof.

                                       By Order of the Board of Directors,



                                       /s/ HOWARD L. FLANDERS
                                       -----------------------------------------
                                       Howard L. Flanders,
                                       Corporate Secretary
July 20, 2001
Miami, Florida

THE FORM OF PROXY IS ENCLOSED. TO ASSURE THAT YOUR SHARES WILL BE VOTED AT THE MEETING, PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

                        ALL AMERICAN SEMICONDUCTOR, INC.
                             16115 N.W. 52nd Avenue
                              Miami, Florida 33014

                              --------------------

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS

                          To be held on August 22, 2001

                              --------------------


                                  INTRODUCTION

General
-------

The enclosed proxy is solicited by and on behalf of the Board of Directors ("Board") of All American Semiconductor, Inc. (the "Company") for use at the Company's annual meeting of shareholders (the "Meeting") to be held on Wednesday, August 22, 2001, at 10 A.M., California local time, at the Courtyard by Marriott, 1727 Technology Drive, San Jose, California, and at any adjournments or postponements thereof. The Company is first mailing this Proxy Statement and the accompanying proxy to its shareholders on or about July 20, 2001.

Proxies in the form enclosed, if properly executed and received in time for voting, and not revoked, will be voted as directed in accordance with the instructions thereon. Any properly executed and timely received proxy, not so directing to the contrary, will be voted "FOR" each of the items listed on the proxy. Any person signing and mailing the enclosed proxy may revoke it at any time before it is voted by giving written notice of revocation to Howard L. Flanders, the Corporate Secretary of the Company, by submission of a duly executed proxy bearing a later date or by voting in person at the Meeting. Attendance at the Meeting will not in and of itself constitute a revocation of a proxy. Any notice revoking a previously submitted proxy should be sent to Howard
L. Flanders, Corporate Secretary, All American Semiconductor, Inc., 16115 N.W. 52nd Avenue, Miami, Florida 33014. Revocations will not be effective unless received in writing by the Corporate Secretary of the Company prior to the Meeting.

The expense of this solicitation will be borne by the Company. In addition to solicitation by mail, arrangements may be made with brokers and other custodians, nominees and fiduciaries to send proxy materials to their principals and the Company will, upon request, reimburse them for reasonable expenses in doing so. Solicitation of proxies from some shareholders may also be made by the Company's officers and regular employees by telephone, telecopy, the Internet, or in person after the initial solicitation, without additional compensation or remuneration therefor.

A copy of the Company's annual report for the fiscal year ended December 31, 2000 (which has included therein audited consolidated financial statements for the Company) is being mailed to the Company's shareholders together with this Proxy Statement.

Voting Securities
-----------------

All voting rights are vested exclusively in the holders of the Company's common stock, $.01 par value per share (the "Common Stock"), with each share entitled to one vote. Only shareholders of record at the close of business on Wednesday, July 11, 2001 (the "Record Date"), are entitled to notice of and to vote at the Meeting or any adjournments or postponements thereof. On the Record Date, the Company had 4,040,150 shares of Common Stock outstanding (the "Shares"), all of which (except 32,141 shares held by a wholly-owned subsidiary of the Company and 183,246 treasury shares of the Company) are entitled to vote at the Meeting. For purposes of this Proxy Statement, the "Shares" shall not include the shares of Common Stock held by the wholly-owned subsidiary of the Company nor treasury shares. The presence at the Meeting, in person or by proxy, of the holders of a majority of the Shares will constitute a quorum for the transaction of business.

Approximately 10.6% of the Shares are (and were on the Record Date) owned by Paul Goldberg and Bruce M. Goldberg and members of their families and certain affiliated trusts (collectively the "Goldberg Group"), in addition to approximately 4.1% of the Shares as to which Paul Goldberg and Bruce M. Goldberg act as voting trustees with respect to the election of directors of the Company. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT." The members of the Goldberg Group have informed the Company that they intend to vote in favor of all proposals made by the Board in this Proxy Statement.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                 AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of the Record Date by (i) each person known by the Company to be the beneficial owner of more than five percent (5%) of the Company's Common Stock, (ii) each director or nominee for director, (iii) each executive officer of the Company who was serving as an executive officer at the end of fiscal year 2000 (including the Chief Executive Officer) and (iv) all executive officers and directors of the Company as a group. Except as indicated in the notes to the following table, the persons named in the table have sole voting and investment power with respect to all Shares shown as beneficially owned by them.

                                                                          Percent of
        Name and Address                         Amount and Nature of     Outstanding
     of Beneficial Owner (1)                   Beneficial Ownership (2)   Shares (2)
     -----------------------                   ------------------------   -----------
   Bruce M. Goldberg (3)(4) ................          497,428                12.6%
   Paul Goldberg (3)(5) ....................          373,319                 9.5%
   Rick Gordon .............................           57,650                 1.5%
   Howard L. Flanders ......................           43,650                 1.1%
   John Jablansky ..........................           12,025                   *
   Daniel M. Robbin ........................            8,100                   *
   Richard E. Siegel .......................            1,850                   *
   Robin L. Crandell .......................              750                   *
   Lewis B. Freeman ........................               --                  --
   All executive officers and directors
   as a group (9 persons)(3)(4)(5) .........          839,776                20.2%

------------------
   *     Less than 1%

(1) The address of each of Paul Goldberg, Howard L. Flanders and John Jablansky is 16115 N.W. 52nd Avenue, Miami, Florida 33014; each of Bruce M. Goldberg and Rick Gordon is 230 Devcon Drive, San Jose, California 95112; Daniel M. Robbin is 4697 Carlton Golf Drive, Lake Worth, Florida 33467; Richard E. Siegel is 10 Long Spur Street, Portola Valley, California 94028; Robin L. Crandell is 2700 Augustine Drive, Suite 110, Santa Clara, California 95054; and Lewis B. Freeman is 2601 South Bayshore, Suite 1900, Coconut Grove, Florida 33133.

(2) Includes as to the person indicated the following outstanding stock options to purchase shares of the Company's Common Stock issued under the Option Plan and the Director Stock Option Plan which will be vested and exercisable on or before September 9, 2001: 124,000 options held by Bruce M. Goldberg; 89,750 options held by Paul Goldberg; 57,450 options held by Rick Gordon; 39,450 options held by Howard L. Flanders; 5,775 options held by John Jablansky; 6,100 options held by Daniel M. Robbin;

         750 options held by Richard E. Siegel; 750 options held by Robin L. Crandell; and 324,025 options held by the executive officers and directors as a group. Excludes outstanding stock options to purchase an aggregate of 93,175 additional shares of the Company's Common Stock issued under the Option Plan and the Director Stock Option Plan to the executive officers and directors as a group that will not be vested nor exercisable as of September 9, 2001. For purposes of calculating the Percent of Outstanding Shares, the shares of Common Stock held by a wholly-owned subsidiary of the Company and treasury shares of the Company totaling 215,387 are not deemed to be outstanding.

(3) Includes for each of Bruce M. Goldberg and Paul Goldberg and all executive officers and directors as a group 154,996 shares of the Company's Common Stock that Paul Goldberg and Bruce M. Goldberg, as trustees, have the right to vote through December 29, 2001 with respect to the election of directors of the Company pursuant and subject to a voting trust agreement, dated as of December 29, 1995, among the trustees and the former stockholders of two affiliated, privately held companies (Added Value Electronics Distribution, Inc. and A.V.E.D.-Rocky Mountain, Inc.) acquired by the Company in December 1995, who were issued such shares in connection with such acquisitions.

(4) Includes a total of 79,500 shares of the Company's Common Stock held of record by Bruce M. Goldberg as trustee for his sons and for his nieces and nephew. For federal securities law purposes only, Bruce M. Goldberg is deemed to be the beneficial owner of these securities. Does not include 1,500 shares of the Company's Common Stock held of record by Jayne Goldberg, the wife of Bruce M. Goldberg, and 19,209 shares of the Company's Common Stock held of record by an unrelated third party as trustee for Bruce M. Goldberg's sons. Bruce M. Goldberg disclaims beneficial ownership over all such securities.

(5) Includes 57,844 shares of the Company's Common Stock owned of record by Paul Goldberg's wife, Lola Goldberg, and a total of 500 shares of the Company's Common Stock held of record by Paul Goldberg as custodian for two of his grandchildren. For federal securities law purposes only, Paul Goldberg is deemed to be the beneficial owner of these securities. Does not include 35,940 shares of the Company's Common Stock held of record by Robin Phelan, the daughter of Paul and Lola Goldberg, over which securities Paul and Lola Goldberg disclaim beneficial ownership.

                               BOARD OF DIRECTORS

The Company currently has eight directors serving on its Board. The directors of the Company and their ages and positions (if any) with the Company as of the Record Date are as follows:

Name                        Class    Age    Position
----                        -----    ---    --------

Paul Goldberg (1)            III      72    Chairman of the Board
Bruce M. Goldberg (1)         II      46    Director, President and Chief
                                            Executive Officer
Howard L. Flanders            II      43    Director, Executive Vice President,
                                            Chief Financial Officer and
                                            Corporate Secretary
Rick Gordon                  III      47    Director, Senior Vice President of
                                            Sales
Robin L. Crandell (2)(3)     III      51    Director
Lewis B. Freeman (2)           I      52    Director
Daniel M. Robbin (2)(3)        I      66    Director
Richard E. Siegel             II      55    Director

------------------
(1)      member of the Executive Committee
(2)      member of the Audit Committee
(3)      member of the Compensation Committee

The Company's Certificate of Incorporation provides for a staggered Board, consisting of three classes. The terms of office of Class I, II and III directors expire in 2001, 2002 and 2003, respectively.

The following is a brief resume of the Company's directors:

Paul Goldberg, one of the co-founders of the Company and the father of Bruce M. Goldberg, has been employed by the Company in various executive capacities since its predecessor's formation in 1964, and has served as Chairman of the Board since 1978. Paul Goldberg was also Chief Executive Officer of the Company until 1997 and President of the Company until 1994.

Bruce M. Goldberg, the son of Paul Goldberg, joined the Company in 1988 as Vice President, in 1990 became Executive Vice President and in 1994 became President and Chief Operating Officer. In 1997, Bruce M. Goldberg was appointed Chief Executive Officer of the Company. Bruce M. Goldberg has served as a director of the Company since 1987. From 1981 until joining the Company, Bruce M. Goldberg practiced law.

Howard L. Flanders joined the Company in 1991 as its Vice President and Chief Financial Officer, and in 1992 became a director of the Company and Corporate Secretary. In 1997, Mr. Flanders was appointed Executive Vice President of the Company. Prior to joining the Company, Mr. Flanders, who is a CPA, was Controller of Reliance Capital Group, Inc., a subsidiary of Reliance Group Holdings, Inc., where he held various positions since 1982. Prior thereto, Mr. Flanders was an accountant with the predecessor to the public accounting firm of PricewaterhouseCoopers LLP.

Rick Gordon has been employed by the Company since 1986. He was originally the General Manager of the Company's Northern California office and Northwest Regional Manager. In 1990, Mr. Gordon became the Western Regional Vice President and in 1992 Vice President of North American Sales and a director of the Company. In 1994, Mr. Gordon was appointed Senior Vice President of Sales and Marketing for the Company and currently holds the title of Senior Vice President of Sales. Before working for the Company, Mr. Gordon was Western Regional Vice President for Diplomat Electronics, another electronic components distributor, from 1975 until 1986.

Robin L. Crandell is Partner and Vice President of Sales for Phase II Technical Sales, a manufacturers sales representation firm. Prior to 1998, Mr. Crandell was Senior Vice President of Sales and Marketing for Samsung Electronics, Storage System Division, Vice President of North American Business Operations for VLSI Technology and Vice President of North American Sales for Samsung Semiconductor. Prior thereto he held various sales positions at Advanced Micro Devices and was a senior engineer with Litton Data Systems. Mr. Crandell has a BSEE degree from California State Polytechnic University. Mr. Crandell became a director of the Company on November 29, 1999.

Lewis B. Freeman is a CPA and has been a principal of Lewis B. Freeman & Partners, Inc., an accounting and financial consulting firm providing services to both governmental agencies and businesses, since 1992. Presently, Mr. Freeman also is principal of Freeman Dawson, certified public accountants specializing in business counseling and individual and corporate tax planning. In addition to being a CPA, Mr. Freeman is also a member of the Florida Bar. Mr. Freeman became a director of the Company on June 1, 2001.

Daniel M. Robbin has been involved in electronics distribution for over 39 years. Mr. Robbin retired in 1994 from Avnet Corporation, one of the largest distributors in the electronic components industry, where he spent 34 years, most recently as Senior Vice President of Avnet, Inc. and Executive Vice President of its subsidiary, Time Electronics. Mr. Robbin became a director of the Company in 1997. Mr. Robbin was a consultant to the Company from 1995 to June 1999.

Richard E. Siegel is the Executive Vice President and a director of Supertex, Inc., a manufacturer of complex proprietary and industry-standard integrated circuits. Mr. Siegel has been with Supertex since 1981. Prior thereto, Mr. Siegel worked at Signetics Corporation, Fairchild Semiconductor, Ford Instrument, and Grumman Aircraft Corporation. Mr. Siegel has a B.S. degree in Mechanical Engineering from the City College of New York. Mr. Siegel became a director of the Company on November 29, 1999.

The Board formally met five times during the fiscal year ended December 31, 2000, in addition to acting four times during the year by unanimous written consent. All Board members attended the meetings, except for one meeting in which two members were absent, and executed the unanimous written consents.

Certain Relationships and Related Transactions

During 2000, the Company purchased product aggregating approximately $3.8 million from Supertex, Inc., a supplier of the Company where a Board member of the Company, Richard E. Siegel, is the Executive Vice President and a director.

In January 2001, the Company, with the approval of the Board, entered into a lease for a California townhouse owned by Paul Goldberg and Bruce M. Goldberg for the purpose of accommodating employees of the Company visiting the San Jose area. The lease has a term expiring in 2006 and provides for monthly rent of $4,800 on a triple-net basis. The Company believes that this rental amount approximates what the Company was incurring to accommodate corporate visitors to this area prior to entering into this lease.

Board Compensation

The members of the Board do not currently receive compensation from the Company for acting in their capacity as directors of the Company nor has the Company adopted any standard arrangement for compensating nonemployee directors of the Company other than grants of options under the Director Stock Option Plan, an amendment to which the shareholders of the Company are being asked to consider and approve at the Meeting. See "ITEM 3. AUTHORIZATION OF INCREASE IN ANNUAL OPTION GRANT UNDER DIRECTOR STOCK OPTION PLAN" in "PROPOSALS." In addition to the Director Stock Option Plan, the Company may decide in the future to further compensate directors and/or to establish a standard cash compensation arrangement for nonemployee directors. See "EXECUTIVE COMPENSATION-2000 Nonemployee Director Stock Option Plan."

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Directors, executive officers and greater than ten percent shareholders are also required by the SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company's knowledge, during the fiscal year ended December 31, 2000, all
Section 16(a) filing requirements applicable to its directors, executive officers and greater than ten percent shareholders were satisfied.

                                BOARD COMMITTEES

Executive Committee

The Executive Committee is comprised of Paul Goldberg and Bruce M. Goldberg. During 2000, the Executive Committee did not meet formally, however, its members spoke on nearly a daily basis in connection with the operations of the Company. The Executive Committee possesses substantially all of the powers of the Board and acts as the Board between Board meetings.

Audit Committee

The Audit Committee is currently comprised of Daniel M. Robbin, Robin L. Crandell and Lewis B. Freeman, all independent nonemployee directors of the Company. Mr. Freeman became a member on June 1, 2001. During the fiscal year ended December 31, 2000, the Audit Committee met twice. The Audit Committee is responsible for, among other things, reviewing the independence and recommending the selection of the independent auditors, reviewing the arrangements and scope of the independent audit, reviewing internal accounting procedures and controls and reviewing the reports and recommendations of the independent auditors with respect to internal controls. See "AUDIT COMMITTEE REPORT" below.

Compensation Committee

The Compensation Committee consists of Daniel M. Robbin and Robin L. Crandell, two independent nonemployee directors of the Company. The Compensation Committee is responsible for determining the compensation of all executive officers of the Company and acts as the stock option committee of the Board, administering the Option Plan. The senior management of the Company makes all decisions with respect to the compensation (other than the granting of stock options) of all employees other than the executive officers of the Company. See "BOARD OF DIRECTORS." During the fiscal year ended December 31, 2000, the Compensation Committee did not meet formally, but acted six times during the year by unanimous written consent.

Nominating Committee

The Board does not have a Nominating Committee, such function being performed by the Board as a whole.

                             AUDIT COMMITTEE REPORT

The Audit Committee of the Company's Board (the "Audit Committee") is currently composed of three independent directors, with Lewis B. Freeman becoming a member on June 1, 2001. The Audit Committee operates under a written charter adopted by the Board. A copy of the Audit Committee's charter is attached to this Proxy Statement as Exhibit A. The Board and the Audit Committee believe that the Audit Committee's current member composition satisfies the rules of the National Association of Securities Dealers, Inc. (the "NASD") that governs audit committee composition, including the requirement that audit committee members all be "independent directors" as that term is defined by NASD Rule 4200(a)(14).

The Audit Committee holds discussions with management and the independent accountants regarding current audit activities. Management has the primary responsibility for the Company's financial statements, systems of internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted accounting standards and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

The Audit Committee recommended to the Board the appointment of the Company's independent accountants, subject to shareholder ratification. The Company's independent accountants also provided to the Audit Committee the written disclosure and letter required by Independence Standards Board Standard No. 1 ("Independence Discussions with Audit Committees"), and the Audit Committee discussed with the independent accountants that firm's independence from the Company and its management.

Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee also discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 ("Communication with Audit Committees"). Based on these discussions and reviews, the Audit Committee recommended that the Board include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.

The Audit Committee has considered whether the provision of the non-audit services described in "Financial Information Systems Design and Implementation Fees" and "All Other Fees" below is compatible with maintaining Lazar Levine & Felix LLP's independence.

Daniel M. Robbin (Chair)
Robin L. Crandell
Lewis B. Freeman

Principal Accounting Firm Fees

Audit Fees. The aggregate fees billed by the Company's accounting firm, Lazar Levine & Felix LLP, for professional services rendered for the audit of the Company's annual financial statements for the year ended December 31, 2000 and the review of the financial statements included in the Company's Forms 10-Q for that year were $97,000.

Financial Information Systems Design and Implementation Fees. No fees were billed by Lazar Levine and Felix LLP to the Company for professional services with regard to financial information systems design and implementation.

All Other Fees. The aggregate fees billed for services rendered by Lazar Levine & Felix LLP for 2000, other than the services described above, were $66,000.

                        EXECUTIVE OFFICERS OF THE COMPANY

The Company currently has five executive officers. Each officer serves at the discretion of the Board; however, as of the date of this Proxy Statement, Paul Goldberg, Bruce M. Goldberg, Howard L. Flanders and Rick Gordon have employment agreements with the Company. See "EXECUTIVE COMPENSATION-Employment Agreements." The executive officers of the Company and their ages and positions as of the Record Date are as follows:

Name                   Age     Position
----                   ---     --------

Paul Goldberg           72     Chairman of the Board

Bruce M. Goldberg       46     President and Chief Executive Officer

Howard L. Flanders      43     Executive Vice President, Chief Financial Officer
                               and Corporate Secretary

Rick Gordon             47     Senior Vice President of Sales

John Jablansky          44     Senior Vice President of Product Management and
                               Operations

John Jablansky has been employed by the Company since 1981. He was originally in sales and since 1982 has worked in various capacities within the product management department. In 1997, Mr. Jablansky was appointed Senior Vice President of Product Management of the Company and in 2001 became Senior Vice President of Product Management and Operations. Prior to joining the Company, Mr. Jablansky was employed by Milgray Electronics, another electronic components distributor.

For a brief resume of the Company's executive officers other than John Jablansky, see "BOARD OF DIRECTORS."

                             EXECUTIVE COMPENSATION

The following table sets forth information regarding the compensation earned during each of the fiscal years ended December 31, 2000, 1999, and 1998, by the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company whose total annual salary and bonus exceeded $100,000:

                           Summary Compensation Table
                           --------------------------

                                                                                      Long-term
                                                                                    Compensation
                                                      Annual Compensation              Awards
                                              -----------------------------------   ------------
                                                                     Other Annual    Securities       All Other
                                                                     Compensation    Underlying     Compensation
Name and Principal Position            Year   Salary($)   Bonus($)      ($)(1)       Options(#)        ($)(2)
---------------------------            ----   ---------   --------   ------------   -------------   ------------

Paul Goldberg ......................   2000   291,000      582,000         --           5,000          16,000
  Chairman of the Board                1999   261,000       83,000         --          15,000          12,000
                                       1998   251,000      116,000         --              --           8,600

Bruce M. Goldberg ..................   2000   407,000      815,000    171,000(3)        5,000          34,000
  President and Chief                  1999   392,000      121,000    168,000(3)       15,000          27,000
  Executive Officer                    1998   319,000      116,000     64,000(3)           --          26,000

Howard L. Flanders .................   2000   215,000      215,000         --           5,000          23,000
  Executive Vice President and         1999   191,000       55,000         --          30,000          18,000
  Chief Financial Officer              1998   182,000       77,000         --              --          18,000

Rick Gordon ........................   2000   218,000      218,000         --           5,000          21,000
  Senior Vice President of Sales       1999   198,000       55,000         --          10,000          16,000
                                       1998   189,000       77,000         --              --          16,000

John Jablansky .....................   2000   170,000(4)        --         --           3,000          70,000
  Senior Vice President of Product     1999   165,000(4)        --         --           4,000          24,000
  Management and Operations            1998   155,000(4)        --         --              --          24,000

------------------

(1) Except for Bruce M. Goldberg, other annual compensation for each of the named executive officers in 1998, 1999 and 2000 did not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for such named executive officer.
(2) All other compensation includes Company contributions to life insurance policies, where the Company is not the beneficiary, to the Deferred Compensation Plans and to the 401(k) Plan of the Company. See hereinbelow and "Deferred Compensation Plans for Executive Officers and Key Employees" and "401(k) Plan."
(3) Includes payments made in connection with Bruce M. Goldberg's relocation to San Jose to be based where the sales and marketing functions of the Company are headquartered. See "Employment Agreements-The Goldberg Agreements" hereinbelow.
(4) Includes commissions paid in the aggregate amounts of $72,000, $72,000 and $65,000 in 2000, 1999 and 1998, respectively, based on meeting certain levels of gross profits in each of those years.

The Company pays for a $550,000 universal life insurance policy on the life of Paul Goldberg with benefits payable to his wife, which had an annual premium in 2000 of $7,668. Pursuant to the terms of an employment agreement with Bruce M. Goldberg, the Company makes annual advances, currently in the amount of $21,995, to Bruce M. Goldberg to cover the annual premium on a $1,000,000 whole life insurance policy (the "Whole Life Policy") on the life of Bruce M. Goldberg. The Company is obligated to continue, for the duration of Bruce M. Goldberg's employment with the Company, to pay the annual premium to Bruce M. Goldberg for the Whole Life Policy. In addition, beginning in 1993 the Company has advanced, and intends to continue to advance, the premiums for $1,000,000 flexible premium life insurance policies owned by each of Howard L. Flanders and Rick Gordon. The Company's advances are secured by a collateral assignment of the cash value and death benefit of each of the policies. The current annual premium on each of these policies is $11,500. The Company's obligations to make premium payments in connection with Howard L. Flanders' and Rick Gordon's policies are expected to last for a maximum of ten years. Howard L. Flanders and Rick Gordon have been with the Company for a period of eight years from the year in which the policy was acquired ( January 1993) and provided they each remain in the employ of the Company or they have become disabled or a change in control has occurred during the term of their employment, the advances will be deemed canceled and the security released thereafter ratably over a five-year vesting period until such time as all advances are deemed canceled.

Option Grants in Last Fiscal Year

The following table shows all grants of options to the named executive officers of the Company during the fiscal year ended December 31, 2000. Pursuant to SEC rules, the table also shows the value of the options granted at the end of the option terms (as indicated below) if the price of the Company's stock was to appreciate annually by 0%, 5% and 10%, respectively. There is no assurance that such stock price will appreciate at the rates shown in the table. All of the options set forth in the table are stock options issued pursuant to the Option Plan. The Company does not have a plan whereby tandem stock appreciation rights ("SARS") are granted. See "Employees', Officers', Directors' Stock Option Plan" hereinbelow.

                                                                                                  Potential Realizable
                                                                     Closing                        Value at Assumed
                       Number of         % of                         Market                     Annual Rates of Stock
                      Securities     Total Options                  Price on                       Price Appreciation
                      Underlying      Granted to      Exercise       Date of                         for Option Term
                        Options      Employees in       Price         Grant        Expiration    ----------------------
       Name           Granted (#)     Fiscal Year     ($/Share)    ($/Share)(1)       Date        0%($)   5%($)  10%($)
------------------    -----------    -------------    ---------    ------------    ----------    ------  ------  ------
Paul Goldberg          5,000(2)          3.8%           14.320        13.875        06/12/05         --  16,942  40,129
Bruce M. Goldberg      5,000(3)          3.8%           13.018        13.875        06/12/06      4,285  27,879  57,812
Howard L. Flanders     5,000(3)          3.8%           13.018        13.875        06/12/06      4,285  27,879  57,812
Rick Gordon            5,000(3)          3.8%           13.018        13.875        06/12/06      4,285  27,879  57,812
John Jablansky         3,000(3)          2.3%           13.018        13.875        06/12/06      2,571  16,727  34,687

(1) For purposes of and as provided under the Option Plan, "fair market value" on the date of grant of any option is the average of the market price of a share of Common Stock for each of the seven (7) consecutive business days preceding such date; the market price on each such day is the closing sales price of a share of Common Stock on The Nasdaq Stock Market on such day. The Compensation Committee of the Company believes this calculation more accurately reflects "fair market value" of the Company's Common Stock on any given day as compared to simply using the closing market price on the date of grant. As a result, the closing market price on the date of grant at times may be different than the exercise price per share.
(2)      These options vest 25% per year commencing on June 13, 2001.
(3)      These options vest 20% per year commencing on June 13, 2001.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-Ended Option Values

The following table sets forth information concerning the aggregate option exercises in the fiscal year ended December 31, 2000, and the value of unexercised stock options as of December 31, 2000, for the individual executive officers named in the Summary Compensation Table:

                                                             Number of
                                                             Securities         Value of
                                                             Underlying        Unexercised
                                                            Unexercised       In-the-Money
                                                            Options At         Options At
                               Shares                        FY-End(#)          FY-End($)
                             Acquired on       Value       Exercisable/       Exercisable/
                             Exercise(#)    Realized($)    Unexercisable    Unexercisable(1)
                             ---------------------------------------------------------------

Paul Goldberg .............       -              -           84,750 (E)        $123,069 (E)
                                  -              -           25,250 (U)          86,006 (U)
Bruce M. Goldberg .........       -              -          119,000 (E)         101,996 (E)
                                  -              -           26,000 (U)          93,984 (U)
Howard L. Flanders ........       -              -           38,330 (E)          42,516 (E)
                                  -              -           29,270 (U)         138,324 (U)
Rick Gordon ...............       -              -           56,330 (E)          98,788 (E)
                                  -              -           13,270 (U)          46,612 (U)
John Jablansky ............       -              -            4,675 (E)          17,436 (E)
                                  -              -            7,325 (U)          21,492 (U)

------------------

(1) Value is based upon the difference between the exercise price of the options and the last reported sale price of the Common Stock on The Nasdaq Stock Market on December 31, 2000 (the Company's fiscal year end).

Compensation Committee Report

The Compensation Committee is responsible for recommending to the Board the compensation of the executive officers, including annual base salaries, cash and non-cash bonuses, stock ownership plans, retirement plans and other benefits. With respect to the compensation of the executive officers other than the Chief Executive Officer, the Compensation Committee makes its recommendations after consulting with the Chief Executive Officer. In addition, the Compensation Committee administers the Option Plan and the Company's deferred compensation plans and will administer all future benefit plans of the Company. The policies of the Compensation Committee and the Board with respect to the compensation of the executive officers is intended to establish levels of annual compensation that are consistent with the Company's annual and long-term goals and to reward individuals for corporate performance as well as individual achievements. In part, the Compensation Committee believes in using incentives such as annual incentive cash bonuses and stock option grants and deferred compensation plans as a means of motivating its executive officers to perform at the highest levels possible and to tie directly the compensation of the Company's executive officers to the operating performance of the Company. The Compensation Committee also takes into consideration the compensation of executive officers at companies similar in size to the Company and at other companies within the same industry as the Company.

The Compensation Committee, in conjunction with the Board, authorized in March and April, 2000, respectively, effective as of January 1, 2000 (and in certain cases retroactively for 1999) certain modifications to the employment agreements of Paul Goldberg, the Chairman of the Board, and Bruce M. Goldberg, Chief Executive Officer and President of the Company, including the extension of the term of their respective agreements until December 31, 2005, increases in their respective base salaries, and, in the case of Bruce M. Goldberg, increases in the percentage rate for his annual cash bonus. Increases in compensation for Bruce M. Goldberg reflect the substantial increase in his cost of living associated with his relocation to Silicon Valley, California. In addition, the Compensation Committee, in conjunction with the Board, authorized new four-year employment agreements commencing January 1, 2000 for each of Howard L. Flanders,

Executive Vice President and Chief Financial Officer, and Rick Gordon, Senior Vice President of Sales of the Company. The employment agreements (as modified) continue to include an annual incentive cash bonus, which together with stock options previously issued to the executive officers, establishes an incentive compensation program that the Compensation Committee believes appropriate in order to establish a mechanism to tie the operating performance of the Company and the return on investment made by the Company's shareholders over the next several years to such executive officer's annual compensation during such period. In particular, a potentially significant portion of each executive officer's annual cash compensation is in the form of an annual bonus arrangement based on a percentage of the pre-tax income of the Company. As part of determining the compensation packages set forth in such employment agreements, the Compensation Committee considered the backgrounds, the tenure and the experience of the executive officers as well as the results of operations for 1999 and projected results for 2000 and thereafter, as well as, in the case of Bruce M. Goldberg, his relocation to San Jose, California and the resulting increase in his cost of living. See "Employment Agreements" hereinbelow. The incentive portion of the compensation of John Jablansky, who is the other executive officer named in the Executive Compensation Tables in this Proxy Statement, is also based on the operating performance of the Company. His incentive compensation is based on the Company meeting certain levels of gross profit dollars.

Daniel M. Robbin
Robin L. Crandell

Employees', Officers', Directors' Stock Option Plan

In 1987, the Company established an Employees', Officers', Directors' Stock Option Plan (as previously amended and restated the "Option Plan"). Subsequent thereto certain amendments to and a restatement of the Option Plan have been adopted by the Board and approved by the shareholders of the Company. The Option Plan may be further modified or amended by the Board, but certain modifications and amendments must be approved by the Company's shareholders to continue in effect. On June 12, 2001, the Board authorized and adopted, subject to shareholder approval, an increase in the number of shares reserved for issuance under the Option Plan from 900,000 to 1,100,000. See "ITEM 2. AUTHORIZATION OF ADDITIONAL SHARES UNDER OPTION PLAN" in "PROPOSALS." The Board is recommending approval of such amendment by the Company's shareholders at the Meeting.

The Option Plan provides for the granting to key employees of both "incentive stock options," within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") and "nonqualified stock options" ("nonqualified stock options" are options which do not comply with Section 422 of the Code) and for the granting to nonemployee directors and independent contractors associated with the Company of nonqualified stock options.

A general description of the Option Plan, as previously in effect and as amended, is presented below. Reference is also made to ITEM 2 in "PROPOSALS" for a detailed description of the amendment for which shareholder approval is being sought at the Meeting. A copy of the Option Plan may be obtained without charge upon written request to Howard L. Flanders, the Corporate Secretary, at the Company's principal executive offices, 16115 N.W. 52nd Avenue, Miami, Florida 33014.

Purpose. The purpose of the Option Plan is to secure for the Company and its subsidiaries the benefits of the additional incentive to selected key employees and nonemployee directors of and independent contractors associated with the Company inherent in the ownership of Common Stock, to promote the success and profitability of the Company's business and to help the Company attract, secure and retain the services of such key employees, nonemployee directors and independent contractors.

Term of the Option Plan. Unless earlier terminated, the Option Plan will continue in effect through April 18, 2009, after which it will expire and no further options could thereafter be granted under the Option Plan. The expiration of the Option Plan, or its termination by the Board, will not affect any options previously granted and then outstanding under the Option Plan. Such outstanding options would remain in effect until they have been exercised, terminated or have expired.

Number of Shares. Prior to the adoption by the Board of the amendment described in ITEM 2 in "PROPOSALS," a maximum of 900,000 shares of the Company's Common Stock was reserved for issuance upon the exercise of options granted under the Option Plan, subject to any adjustments required upon changes in capitalization to prevent dilution or enlargement of the shares issuable pursuant to the Option Plan by reason of any stock split, stock dividend, combination of shares, recapitalization or other change in the capital structure of the Company. Subject to the approval of the shareholders of the Company at the Meeting, the number of shares of the Company's Common Stock reserved for issuance under the Option Plan has been authorized by the Board to be increased to 1,100,000 shares.

Administration. The Option Plan is administered by the Compensation Committee comprised of two or more nonemployee directors appointed by the Board from among its members. Any member of the Compensation Committee may be removed at any time either with or without cause by action of the Board and a vacancy on the Compensation Committee due to any reason can be filled by the Board. The current members of the Compensation Committee are two of the independent, nonemployee directors of the Company, Daniel M. Robbin and Robin L. Crandell. Subject to the express limitations of the Option Plan, the Compensation Committee has authority, in its discretion, to interpret the Option Plan, to adopt, prescribe, amend and rescind rules and regulations as it deems appropriate concerning the holding of its meetings and administration of the Option Plan, to determine and recommend persons to whom options should be granted, the date of each option grant, the number of shares of Common Stock to be included in each option, any vesting schedule, the option price and term (which in no event will be for a period more than ten years from the date of grant) and the form and content of agreements evidencing options to be issued under the Option Plan.

Eligibility to Participate in Option Plan. Options may be currently granted under the Option Plan to any key employee or nonemployee director or prospective key employee or nonemployee director (conditioned upon, and effective not earlier than, his or her becoming an employee or director) of or independent contractor associated with the Company or its subsidiaries. However, as required by the Code, nonemployee directors and independent contractors are only eligible to receive nonqualified stock options. In determining key employees to whom options will be granted, the Compensation Committee takes into consideration the key employee's present and potential contribution to the success and growth of the Company's business and other such factors as the Compensation Committee may deem proper or relevant in its discretion including whether such person performs important job functions or makes important decisions for the Company, as well as the judgment, initiative, leadership and continued efforts of eligible participants. Employees who are also officers or directors of the Company or its subsidiaries will not by reason of such offices be ineligible to receive options. However, no member of the Compensation Committee is eligible to receive options under the Option Plan and it is currently contemplated that nonemployee directors would be granted options under the Director Stock Option Plan and not the Option Plan. The Compensation Committee has not adopted formal eligibility limitation criteria. Therefore, quantification of the current number of employees, nonemployee directors and independent contractors that would technically be eligible for participation is not currently readily determinable.

Exercise Price. The exercise price for all options granted under the Option Plan shall not be less than the fair market value of the Company's Common Stock on the date of grant (or, in the case of incentive stock options, 110% of the fair market value if the beneficiary of the grant beneficially owns 10% or more of the outstanding shares of the Company's Common Stock). For purposes of the Option Plan, fair market value on the date of grant of any option is the average of the "market price" of a share of Common Stock for each of the seven (7) consecutive business days preceding such date. The "market price" on each such day shall be (i) if the Common Stock is listed on a securities exchange (including The Nasdaq Stock Market), the closing sales price on such exchange on such day or, in the absence of reported sales on such day, the mean between the reported closing bid and asked prices on such exchange on such day, or (ii) if the Common Stock is not listed on a securities exchange (including The Nasdaq Stock Market), the mean between the closing bid and asked prices as quoted by the National Association of Securities Dealers, Inc. through the National Association of Securities Dealers Automated Quotation System ("NASDAQ") for such day; provided, however, that, if there are no such quotations or if it is determined that the fair market value is not properly reflected by such NASDAQ quotations or the Common Stock is not traded on an exchange or over the counter, fair market value shall be determined by such other method as the Compensation Committee determines to be reasonable. Notwithstanding the foregoing, if on, or within ten (10) days prior to, the date of grant of any options a registration statement filed by the Company with the SEC in connection with a public offering of Common Stock becomes effective, the fair market value of a share of such Common Stock shall be the public offering price per share of Common Stock being offered pursuant to such offering.

Limitations on Grant of Options. Except as may be specifically limited by the terms of the Option Plan, the granting of options is made at the sole discretion of the Compensation Committee. Further, the aggregate fair market value of the Company's Common Stock (determined at the date of the option grant) for which an employee may be granted incentive stock options which first become exercisable in any calendar year under the Option Plan may not exceed $100,000. Options granted pursuant to the Option Plan are not transferable during an optionee's lifetime.

Option Period. The term of and any vesting schedule (whether the option will be exercisable immediately, in stages or otherwise, or the vesting will be based upon any condition such as the operating performance of the Company or other events such as a change in control) for an option granted under the Option Plan is established by the Compensation Committee, but the term may not be more than ten years from the date of grant of the option, except that, in the case of a person receiving an incentive stock option who at such time owns the Company's Common Stock representing more than 10% of the Company's Common Stock outstanding at the time the option is granted, the term of such incentive stock option shall not exceed five years from the date of grant of the option. In general, options will not be exercisable after the expiration of their term. Furthermore, the Compensation Committee has the authority and discretion to determine the time frame in which an optionee has to exercise his options (subject to the ten-year limitation from date of grant) in the event of his termination of employment due to death, disability, termination without cause, retirement, voluntarily leaving the Company and change in control.

Nontransferability. No option granted under the Option Plan is transferable other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order and, subject to any transfer pursuant to a qualified domestic relations order, each option will be exercisable, during the lifetime of an optionee, only by such optionee.

Manner of Exercise and Payment for Options. Options granted under the Option Plan shall be exercised by an optionee (or upon his or her death by his or her personal representative, executor or administrator), as to all or part of the Common Stock covered by the options which have vested (subject to any minimum numbers of shares that must be purchased at any time under the terms of a particular stock option agreement), by giving written notice of exercise to the Company specifying the number of shares to be purchased and accompanied by payment of the full purchase price for the shares being purchased. Payment in full of such purchase price is to be made (a) by check payable to the Company or
(b) with the prior consent of the Compensation Committee or to the extent provided in the applicable option agreement, by tendering to the Company previously acquired shares of Common Stock having a fair market value (determined as of the date such options are exercised) equal to the entire purchase price, or (c) with the prior consent of the Compensation Committee or to the extent provided in the applicable option agreement, by a combination of
(a) and (b) above. No shares of Common Stock can be issued until full payment therefore has been received by the Company, and no optionee has any of the rights of a shareholder of the Company until the certificates for such shares of Common Stock are issued to the optionee following the exercise of his or her options.

Recapitalization, Consolidation and Similar Transactions. In the event of any stock split, stock dividend, combination of shares, reclassification or recapitalization which changes the character or amount of the Company's outstanding Common Stock while any portion of any options theretofore granted under the Option Plan are outstanding but unexercised, the Compensation Committee shall make such adjustments in the character and number of shares subject to such options and in the option price, as shall be equitable and appropriate in order to make such options, as nearly as may be practicable, equivalent to such options immediately prior to such change, subject to complying with any requirements of the Code in the event that incentive stock options are involved.

Effect of Acquisition of Company. In the event of any sale of assets, merger, consolidation, combination or other corporate reorganization of the Company with or into another entity which results in the outstanding Common Stock of the Company being converted into or exchanged for different securities, cash or other property, each outstanding option, subject to the other provisions of the Option Plan and any limitations applicable to a particular option, may be assumed by the successor entity (or a parent or subsidiary of such successor entity) or the optionee may receive from such successor entity (or a parent or subsidiary of such successor entity) a new option for such outstanding option, which new option shall be, as nearly as may be practicable, equivalent to the outstanding option and in conformity with Section 424(a) of the Code and the regulations thereunder, if applicable.

Amendment and Termination of Option Plan. The Board may at any time amend, modify or terminate the Option Plan except with respect to outstanding options, but may not make any amendment to the Option Plan which increases the maximum number of shares which may be subject to awards of options (except in connection with recapitalizations or similar transactions, see "Recapitalization, Consolidation and Similar Transactions"), which materially increases the benefits accruing to participants under the Option Plan or which changes the class or persons eligible for the grant of options or otherwise materially modifies the requirements for eligibility for participation in the Option Plan, unless such action of the Board shall be approved or ratified by the shareholders of the Company. The Board may also terminate the Option Plan prior to its expiration date, after which no further options may be granted under the Option Plan.

Federal Income Tax Consequences. The following is a brief summary of the applicable Federal income tax consequences of options granted under the Option Plan based on U.S. Federal income tax laws in effect on the date of this Proxy Statement.

Incentive Stock Options. No taxable income is recognized by a holder of an option (an "optionee") upon the grant or exercise of an incentive stock option ("ISO") (unless the alternative minimum tax rules apply as described below). No taxable ordinary income is recognized by an optionee upon the disposition of an ISO by an optionee (except to the extent the ISO affects the determination of the optionee's alternative minimum taxable income under Section 56 of the Code, as discussed in the paragraph below entitled "Alternative Minimum Taxable Income Adjustment"), provided (i) no disposition of any share of Common Stock issued pursuant to the exercise of the ISO is made by the optionee within two (2) years from the date of the grant of the ISO nor within one (1) year after the transfer of such share to him or her (a disposition within either of such periods is hereinafter referred to as a "disqualifying disposition"); and (ii) the optionee was an employee of the Company at all times from the date of the grant of the ISO to the date, generally, three (3) months before the date of such exercise (the optionee is "continuously employed") (that is, the optionee may exercise the ISO within three (3) months following his or her termination of employment without the recognition of taxable income on such exercise).

If any share of Common Stock is transferred to an optionee pursuant to his or her exercise of an ISO, and if no disqualifying disposition of such share is made by the optionee and the optionee is continuously employed by the Company, then upon the subsequent disposition of such share by the optionee, (i) any amount realized in excess of the option exercise price is treated as long-term capital gain (subject to various tax rates depending on how long such share is held); (ii) any loss sustained is a long-term capital loss; and (iii) no deduction under Section 162 of the Code (relating to trade or business expenses) ("employer tax deduction") is allowed to the Company for federal income tax purposes.

If any share of Common Stock transferred to an optionee pursuant to his or her exercise of an ISO is disposed of by the optionee in a disqualifying disposition, then for the taxable year of such disposition (i) the optionee recognizes ordinary compensation income in an amount equal to the lesser of (a) the excess, if any, of the fair market value of such share at the time of the exercise of the option over the option exercise price and (b) the amount realized on such disposition over the option exercise price; (ii) the basis of such share is then increased by the amount of any income recognized, and any additional gain or loss recognized by the optionee with respect to such share is treated as short-term or long-term capital gain or loss (as the case may be); and (iii) the Company is allowed an employer tax deduction in an amount equal to the optionee's ordinary compensation income described in (i) above.

Nonqualified Stock Options. With respect to nonqualified stock options ("NSOs"):
(i) generally, no income is recognized by the optionee at the time the option is granted; (ii) generally, at exercise, ordinary income is recognized by the optionee in an amount equal to the difference between the option exercise price paid for the shares and the fair market value of the shares on the date of exercise, and the Company is entitled to an employer tax deduction in the same amount; and (iii) upon disposition of the shares, any gain or loss is treated as capital gain or loss. In the case of an optionee who is also an employee at the time of grant, any income recognized upon exercise of an NSO will constitute wages for which federal income tax withholding will be required.

Alternative Minimum Taxable Income Adjustment. The exercise by an optionee of an ISO granted under the Option Plan may subject the optionee to alternative minimum tax ("AMT") under Section 56 of the Code. Under Section 56(b)(3) of the Code, for purposes of computing the amount of the alternative minimum taxable income ("AMTI") of an individual for any taxable year, (i) Section 83 (relating to NSOs) as opposed to Section 421 (relating to ISOs) of the Code applies to the transfer of a share of Common Stock pursuant to the exercise of an ISO (that is, the ISO is treated as an NSO) and (ii) the optionee must treat the difference, if any, between the fair market value of the ISO and the option exercise price as an adjustment in determining AMTI under Section 56(b)(3) of the Code in the first taxable year in which the optionee's rights in such share are either transferable or are not subject to a substantial risk of forfeiture under
Section 83(a) of the Code. An optionee may alter the timing and amount of such an AMTI adjustment, if any, by filing with the Internal Revenue Service an election under Section 83(b) of the Code within thirty (30) days after the date of the exercise of an ISO. Such an AMTI adjustment, if any, is also added to the basis of such share for purposes of determining adjusted gain or loss under the AMT upon disposition of such share. No such AMTI adjustment is required if the exercise of an ISO and the subsequent disposition of such share occur within the same taxable year.

Outstanding Options. As of the Record Date, a total of 830,630 options (including a maximum of 88,900 options that the Company has agreed to issue to certain non-executive employees in connection with the cancellation of their options as described below) were granted or committed to be granted and had not expired or been forfeited, of which 105,646 were exercised and 636,084 options were outstanding. Of the outstanding options, 411,200 options were held by executive officers and directors of the Company as a group, see "Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-Ended Option Values" and 321,775 options are presently exercisable. The outstanding options, which are held by 98 persons, are exercisable at prices ranging from $3.27 per share to $14.32 per share and are exercisable through various expiration dates from 2001 to 2007. The outstanding options indicated above reflect the cancellation effective June 21, 2001 of 88,900 options which had exercise prices ranging from $13.02 per share to $16.71 per share. In connection with such cancellation, the Company has agreed with each of the Company's non-executive employees electing to such cancellation to issue no earlier than six months but no later than nine months from the date of cancellation an equal number of options to such employee at the then fair market value of the Company's Common Stock. None of the executive officers or directors were offered the election to cancel any options.

Recent Price of Common Stock. On the Record Date, the closing sale price of the Common Stock on The Nasdaq National Market was $4.75 per share.

2000 Nonemployee Director Stock Option Plan

In June 2000, the Company established the 2000 Nonemployee Director Stock Option Plan (the "Director Stock Option Plan"). The Director Stock Option Plan provides for awards of options to purchase shares of Common Stock of the Company to nonemployee directors of the Company. Under the Director Stock Option Plan, on or about the day of each nonemployee director's initial election to the Company's Board, each nonemployee director will be awarded nonqualified stock options to purchase at least 1,500 shares of the Company's Common Stock, but not to exceed a maximum of 15,000 shares, at the fair market value of the Company's Common Stock on the date on which the option is granted. The Board will determine the number of options to be granted to a nonemployee director upon his or her initial election as it deems necessary or advisable and in the best interests of the Company in order to attract and obtain outstanding and highly qualified candidates to serve on the Company's Board. Prior to the amendment approved by the Board as hereinafter discussed, on the date of the Company's annual meeting of shareholders occurring later than 12 months after a nonemployee director's initial election, the Director Stock Option Plan provided such nonemployee director (subject to his or her re-election if up for election at such annual meeting) would be automatically awarded additional options to purchase 750 shares of Common Stock at the fair market value of the Company's Common Stock on the date on which the option is granted. On June 12, 2001, the Board authorized and adopted, subject to shareholder approval, an increase in the annual grant of options from 750 to 1,000. See "ITEM 3. AUTHORIZATION OF INCREASE IN ANNUAL OPTION GRANT UNDER DIRECTOR STOCK OPTION PLAN" in "PROPOSALS." The Board is recommending approval of such amendment by the Company's shareholders at the Meeting.

A general description of the Director Stock Option Plan, as previously in effect and as amended, is presented below. Reference is also made to ITEM 3 in "PROPOSALS" for a detailed description of the amendment for which shareholder approval is being sought at the Meeting. A copy of the Director Stock Option Plan may be obtained without charge upon written request to Howard L. Flanders, the Corporate Secretary, at the Company's principal executive offices, 16115 N.W. 52nd Avenue, Miami, Florida 33014.

Purpose. The purpose of the Director Stock Option Plan is to provide incentives which will attract and retain outstanding individuals to serve as members of the Board, thereby strengthening the mutuality of interests between such persons and the Company's shareholders.

Number of Shares. The number of shares of the Company's Common Stock reserved for issuance under the Director Stock Option Plan is 75,000 shares, subject to any future anti-dilution adjustments.

Administration. Although the Board generally administers the Director Stock Option Plan, the Director Stock Option Plan is substantively self-executing except that the Board is given discretion to determine the number of shares (from 1,500 up to 15,000 shares) included in the option granted to an individual upon his initial election to the Board. See "Stock Options" below.

Eligibility. Participation in the Director Stock Option Plan is limited to members of the Board who are not salaried officers or employees of the Company or any of its direct or indirect subsidiaries (a "Nonemployee Director").

Stock Options. As required by the Code, nonemployee directors of a company are only eligible to receive nonqualified stock options (options that do not meet the requirements of Section 422 of the Code). Stock options consist of grants from the Company, in the form of agreements, which enable the holder to purchase a specific number of shares of Common Stock, at set terms and at a fixed purchase price, which terms and price are hereinafter described. With respect to the election of any new Nonemployee Director, effective on the date of a Nonemployee Director's initial election to the Board, each Nonemployee Director will be awarded a nonqualified stock option to purchase between 1,500 shares and 15,000 shares of Common Stock (the "Initial Option") as determined in the sole discretion of the Board. In addition, prior to the adoption by the Board of the amendment increasing the annual grant, effective on the date of each annual meeting of shareholders of the Company, commencing with the Meeting, each Nonemployee Director (subject to his or her re-election if up for election at such annual meeting) would have been automatically awarded an additional nonqualified stock option to purchase 750 shares of Common Stock (the "Additional Option"); provided, however, that a Nonemployee Director is not granted such Additional Option if such Nonemployee Director was granted an Initial Option in the immediately preceding 12 months period upon his or her initial election to the Board. Subject to the approval of the shareholders of the Company at the Meeting, the Board authorized an increase in the annual grant of options to purchase 1,000 shares of Common Stock.

Exercise Price. The exercise price for all options granted under the Director Stock Option Plan is 100% of the Fair Market Value (as hereinafter defined) of Common Stock on the date of the grant. The "Fair Market Value" on the date of the grant of any option is the average of the "market price" of a share of Common Stock for each of the seven (7) consecutive business days preceding such date. The "market price" on each such day shall be (i) if the Common Stock is listed on a securities exchange (including The Nasdaq Stock Market), the closing sales price on such exchange on such day or, in the absence of reported sales on such day, the mean between the reported closing bid and asked prices on such exchange on such day, or (ii) if the Common Stock is not listed on a securities exchange (including The Nasdaq Stock Market), the mean between the closing bid and asked prices as quoted by the National Association of Securities Dealers, Inc. through the National Association of Securities Dealers Automated Quotation System ("NASDAQ") for such day; provided, however, that, if there are no such quotations or if it is determined that the fair market value is not properly reflected by such NASDAQ quotations or the Common Stock is not traded on an exchange or over the counter, fair market value shall be determined by such other method as the Board determines to be reasonable.

Term and Vesting of Exercise Rights. All options granted under the Director Stock Option Plan are subject to a ten year term. The right to exercise such options, in whole or in part, from time to time after the date granted, will vest in 50% annual increments on each of the first two anniversary dates from the date of grant. Accordingly, no option granted will be exercisable during the first year following the date such option is granted. Notwithstanding the above vesting schedule, any option granted under the Director Stock Option Plan becomes fully vested and exercisable upon (i) the death of a Nonemployee Director while serving on the Board, (ii) a Nonemployee Director's "Retirement" (meaning a Nonemployee Director's termination of service as a member of the Board after the age of 70 years or at any time with the consent of the Board),
(iii) the permanent disability (inability, due to mental, emotional or physical injury or illness, to perform the essential functions of a Board member) of a Nonemployee Director or (iv) any change in control (as defined) of the Company. If a Nonemployee Director's service is terminated for any reason, his or her option may be exercised to the extent it has vested and is exercisable at the date of such termination for a period of time pursuant to the terms of the Director Stock Option Plan. In the case of a termination other than for death, permanent disability or Retirement of a Nonemployee Director, the period for exercise as to vested options following termination is 90 days. In the case of Retirement or permanent disability, the period for exercise as to vested options is 180 days. In the case of death, the period for exercise as to vested options is 12 months. However, in no event may an option be exercised more than ten years after the date the option is granted.

Manner of Exercise and Payment of Exercise Price. Options granted under the Director Stock Option Plan are exercised by a Nonemployee Director (or upon his or her death by his or her personal representative, executor or administrator or upon incapacity by his guardian), as to all or part of the Common Stock covered by the options which have vested, by giving written notice of exercise to the Secretary of the Company. Payment in full of such purchase price is to be made
(a) by check payable to the Company for the purchase price of the shares to be purchased or (b) by tendering to the Company previously acquired shares of Common Stock, held for at least 6 months, having a Fair Market Value (determined as of the date such options are exercised) equal to the entire purchase price of the shares to be purchased or (c) by a combination of both methods. No shares of Common Stock may be issued until full payment therefore has been received by the Company and no Nonemployee Director has any of the rights of a shareholder of the Company until the certificates for such shares of Common Stock are issued to the Nonemployee Director following the exercise of his or her options.

Nontransferability. Any options granted under the Director Stock Option Plan are nontransferable by the Nonemployee Director, other than as required by law or by will or the laws of descent and distribution or to an immediate family member (a spouse or lineal descendent) or a trust or family partnership or other entity for the benefit of such persons (collectively "Permitted Transferees"). Options may be exercised during the lifetime of the Nonemployee Director only by the Nonemployee Director or the Nonemployee Director's guardian or legal representative, unless transferred to a Permitted Transferee, in which case such options can be exercised by the Permitted Transferee. In the event of the death of a Nonemployee Director, options theretofore granted to him or her are exercisable during the 12 month period after his or her death (but not beyond the ten-year term of the grant) and then only (i) by the executor or administrator of the estate of the deceased Nonemployee Director or the person or persons to whom the deceased Nonemployee Director's rights under the option pass by will or the laws of descent and distribution or, if previously transferred to a Permitted Transferee, by the Permitted Transferee, and (ii) to the extent that the deceased Nonemployee Director (or Permitted Transferee) was entitled to do so at the date of the Nonemployee Director's death.

Adjustment on Changes in Capitalization. If the Company at any time changes the number of issued shares of Common Stock without new consideration to the Company (such as by stock dividend or stock split), the total number of shares available for stock option grants under the Director Stock Option Plan will be appropriately adjusted and the number of shares covered by and the exercise price for each outstanding option shall be adjusted so that the aggregate consideration payable to the Company and the value of such option shall not be changed. If, during the term of any option granted, the Common Stock shall be changed into another kind of stock, securities, cash or other property as a result of reorganization, sale, merger, consolidation, or other similar transaction, adequate provision will be made whereby the Nonemployee Directors shall thereafter be entitled to receive, upon the due exercise of any outstanding options, the stock, securities, cash or other property the Nonemployee Directors would have been entitled to receive immediately prior to the effective date of any such transaction for Common Stock which could have been acquired through the exercise of such options.

Amendment and Discontinuation of the Director Stock Option Plan. The Board may amend, suspend or discontinue the Director Stock Option Plan at any time, but no such action may adversely affect any outstanding option, provided, however, that any such amendment shall be adopted subject to and conditioned upon obtaining the approval of the Company's shareholders if the amendment without such subsequent approval of the Company's shareholders (a) would result in the Director Stock Option Plan losing its status as a protected plan under Rule 16b-3 (as then in effect) of the Exchange Act or (b) would violate the Exchange Act or any other rules or regulations promulgated thereunder or the rules of The Nasdaq Stock Market, Inc. or any other securities exchange on which the Company's Common Stock is traded. The Director Stock Option Plan is effective indefinitely until discontinued by action of the Board.

Federal Income Tax Consequences. The following is a brief summary of the applicable Federal income tax consequences of options granted under the Director Stock Option Plan based on U.S. Federal income tax laws in effect on the date of this Proxy Statement. With respect to nonqualified stock options: (i) generally, no income is recognized by the optionee at the time the option is granted; (ii) generally, at exercise, ordinary income is recognized by the optionee in an amount equal to the difference between the option exercise price paid for the shares and the fair market value of the shares on the date of the exercise, and the Company is entitled to an employer tax deduction in the same amount; and
(iii) upon disposition of the shares, any gain or loss is treated as capital gain or loss.

Outstanding Options. As of the Record Date, a total of 6,000 options were granted and had not expired or been forfeited under the Director Stock Option Plan, all of which were outstanding. These options, which are held by 4 persons, are exercisable at prices ranging from $7.15 per share to $10.53 per share (based on Fair Market Value at date of grant) and vest over a two-year period and are exercisable over a ten-year period.

Registration Statements

Except with respect to the increased number of shares reserved for issuance under the Option Plan being submitted for approval by the Company's shareholders at the Meeting, the Company has filed registration statements on Form S-8 with the SEC in order to register all of the shares of Common Stock issuable under the Company's two option plans. So long as such registration statements remain effective under the Securities Act of 1933, as amended (the "Act"), shares of Common Stock issued upon the exercise of outstanding options under the option plans will be immediately and freely tradable without restriction under the Act, subject to applicable volume limitations, if any, under Rule 144 and, in the case of executive officers and directors of the Company, Section 16 of the Exchange Act. It is contemplated that the Company will at the appropriate time file an additional registration statement on Form S-8 in order to register the 200,000 additional shares reserved if the Company's shareholders approve the increase in the number of shares of Common Stock reserved for issuance pursuant to the Option Plan from 900,000 to 1,100,000 shares of Common Stock. See "ITEM
2. AUTHORIZATION OF ADDITIONAL SHARES UNDER OPTION PLAN" in "PROPOSALS."

Deferred Compensation Plans for Executive Officers and Key Employees

Effective January 1, 1988, the Company established a deferred compensation plan (the "1988 Deferred Compensation Plan") for executive officers and key employees of the Company. The employees eligible to participate in the 1988 Deferred Compensation Plan (the "Participants") are chosen at the sole discretion of the Board, upon a recommendation from the Compensation Committee. Pursuant to the 1988 Deferred Compensation Plan, commencing on a Participant's retirement date, he or she will receive an annuity for ten years. The amount of the annuity shall be computed at 30% of the Participant's salary, as defined. Any Participant with less than ten years of service to the Company as of his or her retirement date will only receive a pro rata portion of the annuity. Retirement benefits paid under the 1988 Deferred Compensation Plan will be distributed monthly. The Company paid benefits under this plan of approximately $15,600 during 2000, none of which was paid to any executive officer. The maximum benefit payable to a Participant (including each of the executive officers) under the 1988 Deferred Compensation Plan is presently $30,000 per annum.

During 1996, the Company established a second deferred compensation plan (the "1996 Deferred Compensation Plan") for executives of the Company. The executives eligible to participate in the 1996 Deferred Compensation Plan are chosen at the sole discretion of the Board upon a recommendation from the Compensation Committee. The Company may make contributions each year in its sole discretion and is under no obligation to make a contribution in any given year. For 2000 the Company committed to contribute $175,000 under this plan. Participants in the plan will vest in their plan benefits over a ten-year period. If the participant's employment terminates due to death, disability or a change in control of management, he or she will vest 100% in all benefits under the plan. Retirement benefits will be paid, as selected by the participant, based on the sum of the contributions made and any additions based on investment gains. One executive officer of the Company has been chosen as a participant in the 1996 Deferred Compensation Plan.

401(k) Plan

The Company maintains a 401(k) Plan (the "401(k) Plan"), which is intended to qualify under Section 401(k) of the Code. All full-time employees of the Company over the age of 21 are eligible to participate in the 401(k) Plan after completing 90 days of employment. Each eligible employee may elect to contribute to the 401(k) Plan, through payroll deductions, up to 15% of his or her salary, limited to $10,500 in 2000. The Company makes matching contributions and in 2000 its contributions were in the amount of 25% on the first 6% contributed of each participating employee's salary.

Employment Agreements

The Goldberg Agreements

The Company has employment agreements with each of Paul Goldberg, its Chairman of the Board, and Bruce M. Goldberg, its Chief Executive Officer and President (collectively and as amended the "Goldberg Agreements"). Effective January 1, 2000, the term of each of the Goldberg Agreements was extended until December 31, 2005, with automatic additional successive one-year renewal periods thereafter unless terminated in writing by the Company or the employee at least 60 days prior to the expiration of the then current term and subject, in the case of Paul Goldberg, to earlier termination in the event that Paul Goldberg elects to exercise his right to retire as hereinafter described. Each of the Goldberg Agreements provides for a base salary, in the case of Paul Goldberg, of $291,167 per annum effective January 1, 2000, and, in the case of Bruce M. Goldberg, of $391,723 per annum effective January 1, 1999, subject to an annual increase equal to the greater of 4% per annum or the increase in the cost of living. Under the Goldberg Agreements, Paul Goldberg and Bruce M. Goldberg are entitled to receive, in the case of Paul Goldberg, an annual cash bonus equal to 3% and, in the case of Bruce M. Goldberg, an annual cash bonus in 1999 equal to 4% and in 2000 and thereafter 5% of the Company's pre-tax income, before nonrecurring and extraordinary charges, in excess of $1,000,000 in any calendar year. Such annual bonus compensation for each of Paul Goldberg and Bruce M. Goldberg is limited in any year to an amount no greater than two times his respective base salary for the applicable year. In addition, upon a change in control, all options granted by the Company to Paul Goldberg and Bruce M. Goldberg automatically vest.

In 1998, the Board of Directors approved a loan to Bruce M. Goldberg in the amount of $125,000 in connection with his relocation to Silicon Valley. This loan, which was evidenced by a promissory note and bore interest at 5% per annum, was forgiven effective December 31, 2000.

Under the Goldberg Agreement for Paul Goldberg, as amended, he is able to elect, in his sole discretion, to retire at any time (the "Retirement Election"). Upon the earlier to occur of the Retirement Election, his death or at the expiration of the term of his Goldberg Agreement, the Company will be obligated to pay Paul Goldberg (in addition to any other compensation he may be entitled to upon termination), and his spouse upon his death, a retirement benefit of $100,000 per annum until the later of the death of Paul Goldberg or his spouse, provide him and his spouse, without cost, until the later of their respective deaths, at least the same level of medical and health insurance benefits as was provided prior to his retirement and continue to pay the premiums on the life insurance policy insuring his life as described under "Summary Compensation Table" hereinabove.

The Goldberg Agreements also provide certain additional benefits to each of Paul Goldberg and Bruce M. Goldberg, including participation in the Company benefit plans, use of a Company automobile and, in the case of Bruce M. Goldberg, continuance in the event of disability of all his respective compensation and other benefits for two years.

The Goldberg Agreements, also provide that, in the event of change in control (as defined) of the Company, each of Paul Goldberg and Bruce M. Goldberg shall have the option in his sole discretion to terminate his Goldberg Agreement. In such event, Paul Goldberg would be entitled to elect (in lieu of electing to continue to receive some or all of the compensation, payments and benefits as and when due under his Goldberg Agreement) to receive a lump sum payment equal to the sum of (i) Paul Goldberg's compensation due through the greater of the end of the term of his Goldberg Agreement or three years after the change in control, (ii) the present value (assuming a certain discount rate and life expectancy) of the retirement payments payable to Paul Goldberg commencing from the later of the end of the term or three years after the change in control until his death, (iii) an amount sufficient to pay, until the later of his or his spouse's death, the premium for at least the same level of health insurance benefits as was provided before the change in control and (iv) an amount sufficient to pay until his death, the premiums on the life insurance policy insuring his life as described under "Summary Compensation Table." Similarly, under the Goldberg Agreement for Bruce M. Goldberg, in the event of a change in control and Bruce M. Goldberg's election to terminate his Goldberg Agreement, Bruce M. Goldberg at his option will be entitled to elect to receive a lump sum payment equal to his compensation due through the later of the end of the term of his Goldberg Agreement or three years after the change in control or for such period to continue to receive such compensation as and when due under the Goldberg Agreement. The Goldberg Agreements (as well as the employment agreements for each of Howard L. Flanders and Rick Gordon discussed below) also provide for reimbursement of, and a gross-up for, any federal tax liability imposed pursuant to Section 4999 or Section 280G (or any successor provisions) of the Code and any similar state or local taxes, as a result of a change in control payment, consideration and/or benefit made or provided by the Company pursuant to such employment agreements.

The Flanders/Gordon Agreements

Effective as of January 1, 2000, the Company entered into a new employment agreement with Howard L. Flanders, its Executive Vice President, Chief Financial Officer and Corporate Secretary (the "Flanders Agreement"), and Rick Gordon, its Senior Vice President of Sales (the "Gordon Agreement" and collectively with the Flanders Agreement, the "Flanders/Gordon Agreements"). The Flanders/Gordon Agreements each expire on December 31, 2003, with automatic additional successive one-year renewal periods thereafter unless terminated in writing by the Company or the employee at least 60 days prior to expiration of the then current term. They provide for a base salary, effective as of January 1, 2000, of $215,000 per annum for Mr. Flanders and $218,000 per annum for Mr. Gordon, subject to an annual increase commencing January 1, 2001, equal to the greater of 5% per annum or the increase in the cost of living. Under the Flanders/Gordon Agreements, Messrs. Gordon and Flanders are entitled to receive an annual cash bonus equal to 2% of the Company's pre-tax income, before nonrecurring and extraordinary charges, in excess of $1,000,000 in any calendar year. Such annual cash bonus compensation is limited in any year to an amount no greater than such executive's base salary for the applicable year. The Flanders/Gordon Agreements also provide for certain additional benefits, including participation in the Company benefit plans, use of a Company automobile and continuance of all their respective compensation and other benefits for two years in the event of disability. Further, if Mr. Gordon or Mr. Flanders were to be terminated without cause (which includes requiring employee to perform duties not commensurate with his offices or which differ materially from duties that presently exist or, after a change in control, changing the location where employee is based), he is entitled to receive severance benefits equal to the greater of two-years compensation or the remainder of the compensation due under the applicable Flanders/Gordon Agreement. Additionally, under the Flanders/Gordon Agreements, the Company will pay premiums under a life insurance policy for each of Messrs. Gordon and Flanders with the beneficiary to be as designated by Mr. Gordon or Mr. Flanders, respectively, as described under "Summary Compensation Table" above. The Flanders/Gordon Agreements also provide that, in the event of a change in control (as defined) of the Company, each of Mr. Gordon and Mr. Flanders would have the option in his sole discretion to terminate the applicable Flanders/Gordon Agreement. In such event, and subject to remaining an employee of the Company (or its successor) for 180 days after the change in control (other than as a result of his death, disability or termination without cause), Mr. Gordon or Mr. Flanders, at his option, is entitled to elect to receive a lump-sum payment equal to his respective compensation due through the later of the end of the term of the applicable Flanders/Gordon Agreement or two years after the change in control or for such period to continue to receive such compensation as and when due under such Flanders/Gordon Agreement. In addition, upon a change in control, all options granted by the Company to Messrs. Flanders and Gordon automatically vest. The Flanders/Gordon Agreements also contain covenants not to compete, nonsolicitation and nondisclosure provisions.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board consists of Daniel M. Robbin and Robin
L. Crandell, both being independent, nonemployee directors of the Company. See "BOARD COMMITTEES-Compensation Committee." Since January 1, 2000 to the date hereof, neither member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K.

                          STOCK PRICE PERFORMANCE CHART

The following graph compares the five-year cumulative total returns* of the Company's Common Stock with the NASDAQ Market Index and the Electronic Parts and Equipment Peer Group Index (SIC Code 5065). The stock price performance shown below is not necessarily indicative of future price performance.

                 COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
              AMONG THE COMPANY, THE ELECTRONIC PARTS AND EQUIPMENT
                    PEER GROUP INDEX AND NASDAQ MARKET INDEX*

                    (GRAPHICAL REPRESENTATION OF DATA BELOW)

                                        FISCAL YEAR ENDED DECEMBER 31
                             ---------------------------------------------------
                              1995     1996     1997     1998     1999     2000

COMPANY                      100.00    43.24    62.16    35.14    25.68    77.84

THE ELECTRONIC PARTS AND
EQUIPMENT PEER GROUP INDEX   100.00   115.68   119.12    90.07   107.90    79.89

NASDAQ MARKET INDEX          100.00   124.27   152.00   214.39   378.12   237.66


------------------
*Assumes the investment of $100 on January 1, 1996 and reinvestment of dividends (no dividends were declared on the Company's Common Stock during the period).

PROPOSALS

ITEM 1.  ELECTION OF DIRECTORS

It is intended that the votes will be cast pursuant to the accompanying proxy for the nominees named below, unless otherwise directed. The Board has no reason to believe that such nominees will become unavailable; however, in the event that such nominees should be unavailable, proxies solicited by the Board will be voted for the election of substitute nominees designated by the Board.

Daniel M. Robbin has been a member of the Board since 1997 and Lewis B. Freeman has been a member of the Board since June 2001. The names of the nominees and the terms and class are set forth below. For biographical and other information regarding such nominees, see "BOARD OF DIRECTORS."

                  Nominee                  Term          Class
                  -------                  ----          -----

                  Daniel M. Robbin        3 years          I
                  Lewis B. Freeman        3 years          I

Proxies cannot be voted for a greater number of persons than the nominees named above.

The nominees for directors who receive a plurality of the votes cast by the holders of the Shares will be elected. Abstentions (withheld authority) and broker or nominee non-votes are not counted in determining the number of Shares voted for or against any nominee for director.

The Board recommends a vote in favor of the nominees for election to the Board.

ITEM 2.  AUTHORIZATION OF ADDITIONAL SHARES UNDER OPTION PLAN

The Company proposes to increase the number of shares of Common Stock reserved for issuance upon the exercise of options granted under the Option Plan to 1,100,000 shares (the "Reserved Share Increase"). Prior to the Board's authorization and adoption of the Reserved Share Increase subject to shareholder approval, 900,000 shares were reserved for issuance upon the exercise of options granted under the Option Plan. The Company believes that increasing the number of reserved shares will permit greater employee, officer and director participation in the Option Plan and, as a result, will foster initiative, increased performance and greater employee loyalty. In addition, it will enable the Company to continue in the future to be able to grant options as incentives to existing employees as well as in order to attract and retain the best qualified personnel.

As of this date, the Company has no commitment to issue any other specific options under the Option Plan other than those previously issued and disclosed herein as well as those associated with a cancellation of 88,900 options in June 2001. However, the Compensation Committee has the authority to issue options, at any time, in its sole discretion. See "EXECUTIVE COMPENSATION-Employees', Officers', Directors' Stock Option Plan" for a discussion of the material features of the Option Plan and, in particular, "Outstanding Options" under that section for a discussion of the future issuance of options associated with the cancellation of options in June 2001.

The affirmative vote of a majority of the Shares represented at the Meeting which cast a vote on this proposal is required to approve this proposal. Abstentions (withheld authority) and broker or nominee non-votes are not counted in determining the number of Shares voted for or against this proposal. The Goldberg Group has indicated that they intend to vote in favor of this proposal.

The Board recommends a vote in favor of this proposal.

ITEM 3. AUTHORIZATION OF INCREASE IN ANNUAL OPTION GRANT UNDER DIRECTOR STOCK OPTION PLAN

The Company proposes to increase the number of nonqualified stock options to purchase shares of Common Stock automatically awarded to each nonemployee director on the date of each annual meeting of shareholders of the Company from 750 to 1,000 shares under the Director Stock Option Plan. The Company believes that increasing the annual option grant will provide further incentive to attract and retain outstanding individuals to serve as members of the Board, thereby strengthening the mutuality of interest between such persons and the Company's shareholders. See "EXECUTIVE COMPENSATION-2000 Nonemployee Director Stock Option Plan" for a discussion of the material features of the Director Stock Option Plan.

The affirmative vote of a majority of the Shares represented at the Meeting which cast a vote on this proposal is required to approve this proposal. Abstentions (withheld authority) and broker or nominee non-votes are not counted in determining the number of Shares voted for or against this proposal. The Goldberg Group has indicated that they intend to vote in favor of this proposal.

The Board recommends a vote in favor of this proposal.

ITEM 4.  RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

It is intended that the votes will be cast pursuant to the accompanying proxy for the ratification of Lazar Levine & Felix LLP as the Company's independent public accountants for the fiscal year ending December 31, 2001, unless otherwise directed.

The firm of Lazar Levine & Felix LLP certified the accounts of the Company for the fiscal years ended December 31, 1988 and thereafter. For a discussion of the fees paid to Lazar Levine & Felix LLP for services rendered during the year ended December 31, 2000, see "Principal Accounting Firm Fees" under "AUDIT COMMITTEE REPORT." No member of such firm or any associate thereof has any financial interest in the Company or its subsidiaries. A member of such firm is not expected to be present at the Meeting.

Shareholder approval of the Company's auditors is not required under Delaware law. Consistent with past practices, the Board is submitting its selection of Lazar Levine & Felix LLP to its shareholders for ratification in order to determine whether the shareholders generally approve of the Company's auditors. If the selection of Lazar Levine & Felix LLP is not approved by the shareholders, the Board will reconsider its selection.

The affirmative vote of a majority of the Shares represented in person or by proxy at the Meeting which cast a vote on this proposal is required to approve this proposal. Abstentions (withheld authority) and broker or nominee non-votes are not counted in determining the number of Shares voted for or against this proposal.

The Board recommends a vote in favor of this proposal.

                 SHAREHOLDER'S PROPOSALS FOR 2002 ANNUAL MEETING

Any shareholder of the Company who wishes to present a proposal to be considered at the 2002 annual meeting of shareholders and who wishes to have such proposal receive consideration for inclusion in the Company's proxy statement for such meeting must deliver such proposal in writing to the Company at 16115 N.W. 52nd Avenue, Miami, Florida 33014, not later than March 22, 2002. Any such shareholder proposal must comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934.

The persons named as proxies for the 2002 annual meeting of shareholders will generally have discretionary authority to vote on any matter presented by a shareholder for action at that meeting. In the event that the Company receives notice of any shareholder proposal no later than forty-five (45) days before the date on which the Company first mailed this Proxy Statement, then, so long as the Company includes in its proxy statement for the 2002 annual meeting of shareholders advice on the nature of the matter and how the named proxies intend to vote the shares for which they have received discretionary authority, such proxies may exercise discretionary authority with respect to such matter, except to the extent limited by the rules of the Securities and Exchange Commission governing shareholder proposals.

                                  OTHER MATTERS

The Board has no knowledge of any other matters which may come before the Meeting and does not intend to present any other matters. However, if any other matters shall properly come before the Meeting or any adjournment or postponements thereof, the persons named as proxies will have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their best judgment.

A COPY OF THE COMPANY'S ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 2000 IS BEING PROVIDED TO SHAREHOLDERS WITH THIS PROXY STATEMENT. THE COMPANY WILL FURNISH TO EACH PERSON SOLICITED HEREUNDER, WITHOUT CHARGE, COPIES OF ITS ANNUAL REPORT ON FORM 10-K (INCLUDING EXHIBITS) FOR THE COMPANY'S YEAR ENDED DECEMBER 31, 2000, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, UPON RECEIPT BY THE COMPANY OF A WRITTEN REQUEST BY SUCH PERSON. SUCH WRITTEN REQUEST SHOULD BE SENT TO THE COMPANY, ATTENTION: HOWARD L. FLANDERS, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, AT THE COMPANY'S ADDRESS STATED HEREINABOVE.

                                       By Order of the Board of Directors,



                                       /s/ HOWARD L. FLANDERS
                                       -----------------------------------------
                                       Howard L. Flanders,
                                       Corporate Secretary

July 20, 2001
Miami, Florida

                                   EXHIBIT A.
                                   ----------

                    AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

                                     CHARTER

                   -------------------------------------------

I.       PURPOSE

The primary function of the Audit Committee (the "Committee") is to assist the Board of Directors (the "Board") in fulfilling its responsibilities relating to the company's accounting and financial reporting practices by providing a channel of communication between the Board and the company's independent accountants and internal auditors (if any) and by reviewing the company's financial reports and its auditing, accounting and financial reporting processes generally. Consistent with this function, the Committee should encourage continuous improvement of, and should foster adherence to, the company's policies, procedures and practices at all levels. The Committee's primary duties and responsibilities are to:

         [ ] Serve as an independent and objective party to monitor the company's financial reporting process and internal control system.

         [ ] Review and appraise the audit efforts of the company's independent accountants and internal auditing department.

         [ ] Provide an open avenue of communication among the independent accountants, financial and senior management, the internal auditing department (if any), and the Board of Directors.

         The Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

II.      COMPOSITION

         The Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee; provided, however, that prior to June 14, 2001 the Committee may be composed of only two independent directors.

         An independent director will not include a director who:

                  (i) is an officer or employee of the company or its subsidiaries;

                  (ii) has been employed by the corporation or any of its affiliates in the current year or any of the past three years;

                  (iii) accepted compensation from the company or any of its affiliates in excess of $60,000 during the previous fiscal year, other than compensation for board service, benefits under a tax-qualified retirement plan, or non-discretionary compensation;

                  (iv) is a member of the immediate family of an individual who is, or has been in any of the past three years, employed by the company or any of its affiliates as an executive officer;

                  (v) is a partner, controlling shareholder, or executive officer of any for-profit business organization to which the company made or from which the company received payments that exceed five percent of such business organization's consolidated gross revenues for that year or $200,000, whichever is more, in any of the past three years; or

                  (vi) is employed as an executive of another entity where any of the company's executives are on that entity's compensation committee.

         All members of the Committee shall have a working familiarity with basic finance and accounting practices, including the ability to read and understand the company's fundamental financial statements, and by June 14, 2001 at least one member of the Committee shall have accounting or related financial management expertise.

         Committee members shall be selected by majority vote of the Board. The Committee shall elect by majority vote a Chairperson from its members.

III.     MEETINGS

         The Committee shall meet annually, or more frequently as circumstances dictate. As part of its job to foster open communication, the Committee may meet with management, the director of the internal auditing department (if any) and the independent accountants in separate executive sessions to discuss any matters that the Committee or each of these groups believe should be discussed privately. In addition, the Committee or at least its Chairperson should meet with the independent accountants and management quarterly to review the company's financial statements consistent with Section IV below.

IV.      RESPONSIBILITIES AND DUTIES

         To fulfill its responsibilities and duties the Audit Committee shall:

         Documents/Reports Review

         1. Review, and if necessary update, this Charter at least annually.

         2. Review the company's quarterly and annual financial statements.

         3. Review the regular internal reports to management prepared by the internal auditing department (if any) and management's response.

         4. Review with financial management and the independent accountants any Form 10-Q or 10-K prior to its filing or prior to the release of earnings. The Chair of the Committee may represent the entire Committee for purposes of this review.

         5. Inform the Board of its determination whether or not to recommend that the audited financial statements be included in the company's Annual Report on Form 10-K.

         6. Prepare a report for inclusion in the company's annual proxy statement stating that the Committee has:

                  (i) reviewed and discussed the audited financial statements with management;

                  (ii) discussed with the independent accountants the matters relating to the conduct of the audit;

                  (iii) received from the independent accountants written disclosure and a letter regarding the accountants' independence, and discussed with the accountants their independence; and

                  (iv) recommended to the Board that the audited financial statements be included in the company's Annual Report on Form 10-K.

         Independent Accountants

         1. Recommend to the Board the selection of the independent accountants, considering independence and effectiveness and approve the fees and other compensation to be paid to the independent accountants.

         2. Obtain from the independent accountants a written statement describing all relationships between the accountants and the company.

         3. Review and discuss with the accountants on an annual basis all significant relationships the accountants have with the company to determine the accountants' independence.

         4. Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

         5. Periodically consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the company's financial statements.

         6. Consider and approve, if appropriate, actions required to maintain the independence of the accountants.

         Financial Reporting Processes

         1. In consultation with the independent accountants and the internal auditors (if any), review the integrity of the company's financial reporting processes, both internal and external.

         2. Consider the independent accountants' judgments about the quality and appropriateness of the company's accounting principles as applied in its financial reporting.

         3. Consider and approve, if appropriate, major changes to the company's auditing and accounting principles and practices as suggested by the independent accountants, management, or the internal auditing department (if any).

         4. Review with the independent accountants the scope of their annual and quarterly examinations and the accounting principles used in conducting the examinations.

         Process Improvement

         1. Establish regular and separate systems of reporting to the Committee by each of management, the independent accountants and the internal auditors (if any) regarding any significant judgments made in management's preparation of the financial statements and the view of each as to the appropriateness of such judgments.

         2. Following completion of the annual audit, review separately with each of management, the independent accountants and the internal auditing department (if any) any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

         3. Review any significant disagreement among management and the independent accountants or the internal auditing department (if any) in connection with the preparation of the financial statements.

         4. Review with the independent accountants, the internal auditing department (if any) and management the extent to which changes or improvements in financial or accounting practices, as approved by the Committee, have been implemented. This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.

         5. Review activities, organizational structure, and qualifications of the internal audit department (if any).

         6. Provide a focal point for communications among non-Committee directors, the company's management, and the independent accountants.

         7. Review with independent accountants, the company's internal auditor (if any), and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the company, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable.

         8. Meet with independent accountants to appraise the effectiveness of the audit effort. Such appraisal shall include a discussion of the overall approach to and the scope of the examination, with particular attention to those areas on which either the Committee or the auditors believed emphasis was necessary or desirable.

         Reporting

         1. Annually, report to the Board its activities during the past year. This report shall discuss any specific actions the Committee has taken as well as the Committee's plans for the coming year. Additionally, during the year, as appropriate, the Committee shall report significant matters and findings to the Board.

PROXY

                        ALL AMERICAN SEMICONDUCTOR, INC.
                 ANNUAL MEETING OF SHAREHOLDERS-August 22, 2001
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned hereby constitutes and appoints Paul Goldberg and Bruce
M. Goldberg, and each of them, as proxies, with full power of substitution to each, for and in the name, place and stead of the undersigned to vote all shares of Common Stock of All American Semiconductor, Inc. (the "Company") which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Wednesday, August 22, 2001, at 10:00 a.m., California local time, at the Courtyard by Marriott, 1727 Technology Drive, San Jose, California, and at any and all postponements and adjournments thereof. The Board of Directors recommends a vote "FOR" Proposals 1, 2, 3 and 4 on reverse side.

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. WHERE A VOTE IS NOT SPECIFIED, THE PROXIES WILL VOTE THE SHARES REPRESENTED BY THE PROXY "FOR" EACH OF PROPOSALS 1, 2, 3 AND 4 ON REVERSE SIDE.

         A MAJORITY OF SAID PROXIES PRESENT AND ACTING IN PERSON OR BY THEIR SUBSTITUTES (OR IF ONLY ONE IS PRESENT AND ACTING, THEN THAT ONE) MAY EXERCISE ALL OF THE POWER CONFERRED HEREBY. DISCRETIONARY AUTHORITY IS CONFERRED HEREBY AS TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING. PLEASE SIGN EXACTLY AS YOUR NAME APPEARS IN THE RECORDS OF THE COMPANY. IF THE SHARES ARE HELD IN THE NAMES OF TWO OR MORE PERSONS, EACH SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS, ATTORNEYS AND CORPORATE OFFICERS SHOULD ADD THEIR TITLES.

         Receipt of the Company's 2000 Annual Report and the Notice of Annual Meeting of Shareholders and Proxy Statement relating thereto is hereby acknowledged.

                                                                 ---------------
                                                                   SEE REVERSE
                                                                       SIDE
                                                                 ---------------

 -----    Please mark your
|  X  |   votes as in this
 -----    example


                  FOR    WITHHELD                                                                            FOR    AGAINST  ABSTAIN
1. Election of   -----     -----                                2. Increase the number of shares of         -----    -----    -----
   Directors    |     |   |     |   Nominees: Daniel M. Robbin     common stock reserved for issuance      |     |  |     |  |     |
                |     |   |     |             Lewis B. Freeman     under the Company's Employees',         |     |  |     |  |     |
                 -----     -----                                   Officers', Directors' Stock Option Plan. -----    -----    -----

   Instructions: To withhold authority
   to vote for any individual nominee,                          3. Increase the number of nonqualifed       -----    -----    -----
   write that namonee's name in the                                stock options automatically awarded to  |     |  |     |  |     |
   space provided below.                                           each nonemployee director under the     |     |  |     |  |     |
   For, except vote withheld from the                              Company's 2000 Nonemployee Director      -----    -----    -----
   following nominee(s):                                           Stock Option Plan.


   ___________________________________                          4. Ratification of the selection of Lazar   -----    -----    -----
                                                                   Levine & Felix LLP as the Company's     |     |  |     |  |     |
                                                                   independent public accountants for the  |     |  |     |  |     |
                                                                   year ending December 31, 2001.           -----    -----    -----

                                                                5. Upon such other matters as may properly come before the Annual
                                                                   Meeting or any and all postponements or adjournments thereof.


   SIGNATURE(s)___________________________________________________________________________________ DATED:_____________________, 2001
                                    RETURN THIS PROXY IN THE ENCLOSED ENVELOPE

   (NOTE: Please complete, date and sign exactly as your name appears hereon. When signing as attorney, executor, guardian, trustee or corporate official, please add your title. If shares are held jointly, each holder should sign.)